UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Earliest Event Reported): April 18, 2007
CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)
(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Annual Salary and Bonus Determinations Under Employment Agreements
     On April 18, 2007, our Compensation Committee completed its annual review of the compensation of the Chief Executive Officer, Chief Financial Officer and other named executive officers. The Compensation Committee’s determinations are described below:
     Steven A. Kriegsman is employed as our President and Chief Executive Officer pursuant to an employment agreement that was amended and restated as of May 17, 2005 to continue through July 1, 2008. Under his employment agreement, Mr. Kriegsman is entitled to a current annual base salary of $435,000, which is subject to our annual review. Mr. Kriegsman’s employment agreement additionally provides that he is eligible to receive an annual bonus as determined by us in our sole discretion, but not to be less than $150,000.
     On April 18, 2007, our Compensation Committee determined to increase Mr. Kriegsman’s annual base salary to $500,000, effective January 1, 2007, and to grant Mr. Kriegsman a bonus for 2006 of $400,000. The Compensation Committee also determined to grant Mr. Kriegsman on April 18, 2007 a ten-year, nonqualified option to purchase 350,000 shares of our common stock at a price of $4.51 per share, which equaled the market price of our common stock on that date.
     Jack R. Barber is employed as our Chief Scientific Officer pursuant to an employment agreement that was amended and restated as of June 16, 2006 to continue through December 31, 2007. Under his employment agreement, Mr. Barber is entitled to a current annual base salary of $275,000, which is subject to our annual review and may be increased (but not decreased) in our discretion. Mr. Barber’s employment agreement additionally provides that he is eligible to receive an annual bonus as determined by us in our sole discretion.
     On April 18, 2007, our Compensation Committee determined to increase Mr. Barber’s annual base salary to $325,000, effective January 1, 2007, and to grant Mr. Barber a bonus for 2006 of $150,000. The Compensation Committee also determined to grant Mr. Barber on April 18, 2007 a ten-year, nonqualified option to purchase 200,000 shares of our common stock at a price of $4.51 per share.
     Matthew Natalizio is employed as our Chief Financial Officer pursuant to an employment agreement that was amended and restated as of June 16, 2006 to continue through December 31, 2007. Under his employment agreement, Mr. Natalizio is entitled to a current annual base salary of $215,000, which is subject to our annual review and may be increased (but not decreased) in our discretion. Mr. Natalizio’s employment agreement additionally provides that he is eligible to receive an annual bonus as determined by us in our sole discretion.
     On April 18, 2007, our Compensation Committee determined to increase Mr. Natalizio’s annual base salary to $230,000, effective January 1, 2007. The Compensation Committee also determined to grant Mr. Natalizio a bonus for 2006 of $40,000, payable $15,000 in cash and $25,000 in shares of common stock of our majority-owned subsidiary, RXi Pharmaceuticals Corporation, that are owned by us. The RXi shares will be valued for this purpose based upon the valuation of RXi as of the completion of the upcoming funding that we will provide.
     Benjamin S. Levin is employed as our General Counsel, Vice President — Legal Affairs and Corporate Secretary pursuant to an employment agreement that was amended and restated as of June 16, 2006 to continue through December 31, 2007. Under his employment agreement, Mr. Levin is entitled to a current annual base salary of $220,000, which is subject to our annual review. Mr. Levin’s employment agreement additionally provides that he is eligible to receive an annual bonus as determined by us in our sole discretion.
     On April 18, 2007, our Compensation Committee determined to increase Mr. Levin’s annual base salary to $250,000, effective January 1, 2007, and to grant Mr. Levin a bonus for 2006 of $150,000, payable $100,000 in cash and $50,000 in shares of RXi, which will be valued for this purpose as described above with respect to Mr. Natalizio. The Compensation Committee also determined to grant Mr. Levin on April 18, 2007 a ten-year, nonqualified option to purchase 100,000 shares of our common stock at a price of $4.51 per share.
     The options granted to each of our executive officers as described above will vest in equal monthly installments over three years commencing May 18, 2007, provided, in each case, that the executive remains in our continuous employ through such monthly vesting periods.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
By:	/s/ Matthew Natalizio
Matthew Natalizio
Chief Financial Officer

Dated: April 23, 2007

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